Exhibit 19

Co-Dx Insider Trading Policies and Procedures

7.5 Insider Trading and Black Out Periods Applicable to All Company Personnel

7.5.1 General Prohibition on Insider Trading.

You and any Related Person (as defined below) may not buy or sell securities of the Company while in possession of material nonpublic information or engage in any other action to take advantage of, or pass on to others, that information.

All Company personnel and Related Persons are prohibited from trading in any of the Company’s securities during the following periods:

●	from the time each such individual becomes aware of the material information (the black-out start times often vary), until the beginning of the first business day after the day the Company has made a public announcement of material information, including earnings releases, unless the information released is complex, in which case it may be necessary to extend this period and an authorized Company representative will notify you of any such extension of the black-out period; and

●	during other specified periods when significant developments or announcements are anticipated, as notified by an authorized Company representative.

You will be notified by e-mail when you may not trade in the Company’s securities during periods when significant developments or announcements are anticipated, in which event you will also be notified when trading restrictions are lifted. Of course, even during periods when trading is permitted, no one, including persons or entities who do not fall within the definition of Related Persons, should trade in the Company’s securities if he or she possesses material non-public information.

7.5.2 Pre-Clearance of All Acquisitions, Sales, and Other Transfers by Company Personnel.

In order to ensure compliance with this Policy and with any Section 16 reporting requirements, all transactions in the Company’s securities (including acquisitions, sales, gifts and other transfers, whether or not for value), including the execution of 10b-5 Trading Plans, by members of the Company’s Board of Directors or Executive Management team and their Related Persons must be pre-cleared by the either the CEO, CFO or General Counsel. If you are a member of one of the groups listed above and you contemplate a transaction in the Company’s securities, you must contact the CEO, CFO or General Counsel or other designated individual prior to executing the transaction. The CEO, CFO or General Counsel will use his or her reasonable best efforts to provide approval or disapproval of the proposed transaction within two business days. You must wait until receiving pre-clearance to execute the transaction. Neither the Company nor the CEO, CFO or General Counsel shall be liable for any delays that may occur due to the pre-clearance process. If the transaction is pre-cleared by the CEO, CFO or General Counsel, it must be executed by the end of the second business day after receipt of pre-clearance. Notwithstanding receipt of pre-clearance of a transaction, if you become aware of material nonpublic information about the Company after receiving the pre-clearance but prior to the execution of the transaction, you may not execute the transaction. The responsibility for determining whether you are in possession of material non-public information rests with you. If you are a Section 16 reporting person, promptly following execution of the transaction, but in no event later than the end of the first business day after the execution of the transaction, you must notify the CEO, CFO or General Counsel and provide details regarding the transaction sufficient to complete the required Section 16 filings.

Please note that pre-clearance does not provide Company personnel with immunity from investigation or suit, for which it is the responsibility of the individual to comply with the federal securities regulations.

7.5.3 Related Persons

Transactions by Family Members, Others in Your Household and Entities You Control.

The restrictions in this Policy also apply to “Related Persons,” which are any of the following:

●	immediate family members who reside with you;
●	others living in your household (whether or not related to you);
●	family members who do not reside with you but are otherwise dependent upon you for financial support (e.g., college students away at school);
●	family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control (e.g., parents or children who consult with you before they trade in the Company’s securities); and
●	any entities that you influence or control, including any corporations, limited liability companies, partnerships, or trusts.